INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
THIRD QUARTER 2020 FINANCIAL RESULTS

Indianapolis, IN - November 9, 2020 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended September 30, 2020.

Quarter Highlights

•Highest quarterly revenue in Company history; revenue totaled $522.2 million, an increase of 23.7% as compared to last year’s third quarter.
•Net income of $11.3 million, or $0.32 per diluted share, compared to $12.6 million, or $0.24 per diluted share, in last year’s third quarter. Q3 2019 included a $4.2 million contingency gain.
•Adjusted EBITDA of $43.1 million, an increase of 11.3% as compared to last year’s third quarter adjusted EBITDA of $38.7 million.
•Backlog increased by $150 million during the quarter to $1.9 billion.
•Raising revenue guidance range for the year to $1.7 billion to $1.75 billion from $1.6 billion to $1.7 billion previously and narrowing Adjusted EBITDA guidance to $117.5 million to $125.0 million from $110.0 million to $125.0 million previously.

Management Commentary

“IEA had another successful quarter with revenues improving 23.7% to $522.2 million compared to the same period in the prior year,” said JP Roehm, IEA’s President and Chief Executive Officer. “In our Renewable Segment, quarterly revenues were up 34.8% year-over-year led by our solar division, and in our Specialty Civil Segment, quarterly revenues were up 8.8% as compared to the prior-year period, with rail construction work propelling the segment forward. We reported net income for both the quarter and year-to-date, and our Adjusted EBITDA increased by 11.3% compared to last year’s third quarter. Based on these results, we are raising our full year 2020 revenue guidance range and are narrowing our Adjusted EBITDA guidance at the top end of our previous range.”

Mr. Roehm continued, “The bidding environment remained robust during the quarter, and we more than replaced third quarter revenue as our backlog improved to $1.9 billion at the end of Q3. Although the final approval process and awarding of projects has been slower from the impact of the COVID-19 pandemic, we expect to add to our backlog in both of our segments during the fourth quarter and into 2021. We also expect to continue to benefit from the ever-increasing positive outlook for non-carbon energy alternatives, contributing to new opportunities for both solar and wind construction. While we are seeing a reduction in bidding activity in some public agency highway lettings, we remain encouraged with the opportunities for our rail and environmental divisions.”

“We are very pleased with our performance in this unique year impacted by a global pandemic and economic uncertainty. We are appreciative of the hard work and commitment by our employees who have continued to acutely focus on our safety protocols even with these added challenges. We expect to maintain our solid performance as we close out 2020 and to continue our focus on the long-term performance of our business,” Mr. Roehm concluded.

Third Quarter Results

Record revenue of $522.2 million increased 23.7%, or $100.2 million, in the third quarter of 2020, compared to the same period in 2019. Third quarter 2020 revenues represented the highest quarterly revenue in the history of the Company. For the Renewables Segment, revenue was $327.1 million for the third quarter of 2020, an increase of $84.4 million, or 34.8% year-over-year, primarily due to the expansion of the Company’s solar division by $65.2 million coupled with more favorable weather conditions at job sites. For the Specialty Civil Segment, revenue was $195.2 million for the third quarter of 2020, an increase of 8.8% primarily due to an increase in the number of projects under construction in the Company’s heavy civil and rail divisions.

Gross profit for the third quarter totaled $58.9 million, an increase of 11.4%, or $6.0 million, compared to the same period in 2019. As a percentage of revenue, gross profit was 11.3% in the quarter, as compared to 12.5% in the prior-year period. For the Renewables Segment, gross profit was $37.4 million, or 11.4% of revenue, for the third quarter of 2020, compared to $27.5 million, or 11.3% of revenue, for the same period in 2019. The increase in gross profit dollars for the Renewables Segment was related to a larger number and greater average value of construction projects. For the Specialty Civil Segment, gross profit was $21.5 million, or 11.0% of revenue, for the third quarter of 2020, as compared to $25.4 million, or 14.2% of revenue, for the same period in 2019. This decrease in dollars and percentage was related to lower margins generated on a greater number of heavy civil projects compared to rail and environmental projects in the prior year.

Selling, general and administrative expenses of $29.7 million decreased 5.3%, or $1.7 million, in the third quarter of 2020, compared to the same period in 2019. Selling, general and administrative expenses were 5.7% of revenue in the third quarter of 2020, compared to 7.4% in the same period in 2019. The decrease in selling, general and administrative expenses was primarily driven by lower professional fees in 2020 compared to 2019 due to transaction fees on the Company’s Series B Preferred Stock. This decrease was offset by increased compensation expense related to significantly larger operations in both of the Company's operating segments.

Interest expense, net, increased by $1.0 million, in the third quarter of 2020, compared to the same period in 2019. This increase was primarily driven by dividends on Series B Preferred Stock, which have a higher effective interest rate than our term loan and are recorded as interest expense.

Other income decreased by $1.3 million, to $3.2 million in the third quarter of 2020, from $4.5 million for the same period in 2019. This decrease was primarily the result of the impact of reducing a contingent liability in the third quarter of 2019, compared to a decrease in the warrant liability in the third quarter of 2020.

Provision for income taxes increased $6.7 million, to an expense of $6.2 million in the third quarter of 2020, compared to a benefit of $0.6 million for the same period in 2019. The effective tax rates for the periods ended September 30, 2020 and 2019 were 35.3% and (4.6)%, respectively. The higher effective tax rate in the third quarter of 2020 was primarily attributable to accrued dividends for the Series B Preferred Stock which are recorded as interest expense and not deductible for federal and state income taxes. The three months ended September 30, 2020 have the full impact of all the Series B Preferred Stock that was issued in 2019, whereas the three months ended September 30, 2019 only have a relatively small amount of non-deductible Series B Preferred Stock expenses. There were no changes in uncertain tax positions during the periods ended September 30, 2020 and 2019.

Net income was $11.3 million, or $0.32 per diluted share for the quarter, as compared to $12.6 million, or $0.24 per diluted share, in the third quarter of 2019. In the third quarter of 2019, net income included the benefit of the other income $4.2 million gain, which was excluded from the numerator of the earnings per share calculation.

Adjusted EBITDA was $43.1 million for the quarter, as compared to $38.7 million in the third quarter of 2019. As a percentage of revenue, Adjusted EBITDA decreased to 8.3%, compared to 9.2% of revenue in the prior-year period. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of September 30, 2020, the Company had $57.3 million of cash and cash equivalents and total debt of $363.7 million, which consisted of $173.3 million outstanding under its credit facility, $6.3 million of commercial equipment loans, and $184.1 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and is categorized as long-term debt. At the end of the third quarter, the Company had $26.5 million of availability under its credit facility. After the quarter end, the Company added an additional $25.0 million of capacity to its revolving credit facility.

Backlog

Backlog as of September 30, 2020 totaled approximately $1.9 billion, an increase from $1.8 billion at the end of the prior quarter. IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

Based on the backlog currently booked and contracts executed as of the date of this release, the Company is raising and narrowing its full-year 2020 guidance. IEA anticipates revenue in the range of $1.7 billion to $1.75 billion, and Adjusted EBITDA in the range of $117.5 million to $125 million. This compares to previous guidance of $1.6 billion to $1.7 billion in revenue and $110 million to $125 million in Adjusted EBITDA. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release. Any significant worsening of the COVID-19 pandemic could affect the Company’s 2020 outlook.

Conference Call

IEA will hold a conference call to discuss its third quarter 2020 results tomorrow, November 10, 2020 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Third Quarter 2020 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website or by dialing 844-512-2921 and providing the PIN code: 13711429 for 30 days after the live call.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 200 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on economies and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;

•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•consumer demand;
•our ability to grow and manage growth profitably;
•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable wind energy market generally; and
•the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addoir.com
765-828-2568	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$522,232	$422,022	$1,360,999	$939,764
Cost of revenue	463,343	369,152	1,214,828	849,728
Gross profit	58,889	52,870	146,171	90,036

Selling, general and administrative expenses	29,656	31,313	87,214	84,945
Income from operations	29,233	21,557	58,957	5,091

Other income (expense), net:
Interest expense, net	(14,975)	(13,959)	(47,240)	(35,822)
Other income	3,161	4,455	428	22,557
Income (loss) before benefit for income taxes	17,419	12,053	12,145	(8,174)

(Provision) benefit for income taxes	(6,153)	556	(10,025)	3,352

Net income (loss)	$11,266	$12,609	$2,120	$(4,822)
Less: Convertible Preferred Stock dividends	(619)	(759)	(1,991)	(2,202)
Less: Contingent consideration fair value adjustment	—	(4,247)	—	(23,082)
Less: Net income allocated to participating securities	(2,854)	—	(35)	—
Net income (loss) available for common stockholders	$7,793	$7,603	$94	$(30,106)

Net income (loss) per common share - basic	0.37	0.37	—	(1.47)
Net income (loss) per common share - diluted	0.32	0.24	—	(1.47)
Weighted average shares - basic	20,968,271	20,446,811	20,748,193	20,425,801
Weighted average shares - diluted	35,336,064	35,419,432	20,748,193	20,425,801

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$57,298	$147,259
Accounts receivable, net	186,302	203,645
Contract assets	216,513	179,303
Prepaid expenses and other current assets	20,298	16,855
Total current assets	480,411	547,062

Property, plant and equipment, net	131,558	140,488
Operating lease asset	38,460	43,431
Intangible assets, net	27,280	37,272
Goodwill	37,373	37,373
Company-owned life insurance	3,905	4,752
Deferred income taxes	3,178	12,992
Other assets	278	1,551
Total assets	$722,443	$824,921

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$117,320	$177,783
Accrued liabilities	156,467	158,103
Contract liabilities	73,999	115,634
Current portion of finance lease obligations	23,766	23,183
Current portion of operating lease obligations	9,110	9,628
Current portion of long-term debt	2,661	1,946
Total current liabilities	383,323	486,277

Finance lease obligations, less current portion	33,205	41,055
Operating lease obligations, less current portion	30,896	34,572
Long-term debt, less current portion	159,150	162,901
Debt - Series B Preferred Stock	171,878	166,141
Series B Preferred Stock - warrant obligations	8,200	17,591
Deferred compensation	7,865	8,004
Total liabilities	$794,517	$916,541

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares and 17,483 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 100,000,000 shares authorized; 20,983,584 and 20,460,533 shares issued and 20,983,584 and 20,446,811 outstanding at September 30, 2020 and December 31, 2019, respectively	2	2
Treasury stock, 13,722 shares at cost at December 31, 2019.	—	(76)
Additional paid in capital	34,517	17,167
Accumulated deficit	(124,076)	(126,196)
Total stockholders' equity (deficit)	(89,557)	(109,103)
Total liabilities and stockholders' equity (deficit)	$722,443	$824,921

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$2,120	$(4,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,566	36,373
Contingent consideration fair value adjustment	—	(23,082)
Warrant liability fair value adjustment	(171)	—
Amortization of debt discounts and issuance costs	9,343	3,765
Share-based compensation expense	3,067	2,812
Loss on sale of equipment	1,251	743
Deferred compensation	(139)	1,494
Accrued dividends on Series B Preferred Stock	7,959	4,135
Deferred income taxes	9,814	(2,323)
Other, net	287	—
Change in operating assets and liabilities:
Accounts receivable	17,327	(19,108)
Contract assets	(37,210)	(62,419)
Prepaid expenses and other assets	(3,288)	(5,938)
Accounts payable and accrued liabilities	(64,089)	3,317
Contract liabilities	(41,635)	9,580
Net cash used in operating activities	(58,798)	(55,473)

Cash flow from investing activities:
Company-owned life insurance	847	(81)
Purchases of property, plant and equipment	(6,727)	(5,599)
Proceeds from sale of property, plant and equipment	4,151	7,266
Net cash (used in) provided by investing activities	(1,729)	1,586

Cash flows from financing activities:
Proceeds from long-term debt	72,000	50,400
Payments on long-term debt	(83,201)	(121,215)
Debt financing fees	—	(14,738)
Payments on finance lease obligations	(19,301)	(15,953)
Sale-leaseback transaction	—	24,343
Proceeds from issuance of stock - Series B Preferred Stock	350	100,000
Proceeds from stock-based awards, net	718	159
Merger recapitalization transaction	—	2,754
Net cash (used in) provided by financing activities	(29,434)	25,750

Net change in cash and cash equivalents	(89,961)	(28,137)

Cash and cash equivalents, beginning of the period	147,259	71,311

Cash and cash equivalents, end of the period	$57,298	$43,174

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$11,266	$12,609	$2,120	$(4,822)
Interest expense, net	14,975	13,959	47,240	35,822
Provision (benefit) for income taxes	6,153	(556)	10,025	(3,352)
Depreciation and amortization	12,565	12,572	36,566	36,373
EBITDA	44,959	38,584	95,951	64,021

Non-cash stock compensation expense	1,110	1,052	3,067	2,813
Acquisition integration costs (1)	—	2,130	—	8,728
Contingent consideration fair value adjustment (2)	—	(4,247)	—	(23,082)
Series B Preferred warrant liability fair value adjustment (3)	(3,000)	—	(171)	—
Project settlement legal fees (4)	—	1,186	—	1,186
Adjusted EBITDA	$43,069	$38,705	$98,847	$53,666

(1)Acquisition integration costs related include legal, consulting, personnel and other costs associated with the acquisitions of Consolidated Construction Solutions I, LLC and William Charles Construction Group.

(2)Reflects an adjustment for 2019 to the fair value of the Company’s contingent consideration incurred in connection with the Company's merger and initial public offering transactions in March 2018. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the Company not anticipating reaching EBITDA requirements outlined in the original agreement.

(3)Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price.

(4)Project settlement legal fees reflect fees incurred by the Company seeking additional recovery of settlements related to extreme weather-related events that occurred on projects at the end of 2018.

The following table outlines the reconciliation from 2020 projected net income to 2020 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2020
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$(5,000)	$(1,000)

Interest expense, net	61,000	61,000
Depreciation and amortization	50,000	50,000
Expense for income taxes	9,000	11,000
EBITDA	115,000	121,000

Non-cash stock compensation expense	4,500	4,500
Series B Preferred warrant liability fair value adjustment	(2,000)	(500)
Adjusted EBITDA	$117,500	$125,000